EXHIBIT 1.2

SENIOR SECURED GRID NOTE
DUE MAY 1, 2010

Original Issue Date: MAY 8, 2008

FOR VALUE RECEIVED, Alternative Construction Technologies, Inc., a Delaware corporation (hereinafter called the "Borrower" or “Company”), hereby promises to pay to the order of [ ], a [ ] or its registered assigns (the "Holder") the sum of ________________ U.S. Dollars (U.S. $____,000,000) or so much thereof as shall be advanced (each, an “Advance”) by the Holder to the Borrower hereunder and not repaid, on May 1, 2010 (the "Maturity Date"), which maturity date may be extended by one (1) year at the sole option of the Holder up to five (5) times (each by providing written notice to the Company prior to the then existing Maturity Date), or such earlier date as this Note is required or permitted to be repaid as provided hereunder, and to pay interest to the Holder on the aggregate then outstanding principal amount of this Note in accordance with the provisions hereof. This Note (including all Notes issued in exchange, transfer or replacement hereof, this "Note") is one of an issue of Notes issued pursuant to the Line of Credit Agreement (as defined in Section 1 below) on the Closing Date (collectively, the "Notes" and such other Notes, the "Other Notes").

All payments due hereunder shall be made in lawful money of the United States of America in immediately available funds provided that, to the extent that any accrued Interest has not been paid when due, at the option of the Holder, upon written notice to the Borrower, such accrued and unpaid Interest may, in whole or in part, be added to the principal amount of this Note, in which event Interest shall accrue thereon in accordance with the terms of this Note. All payments shall be made at the address of the Holder as set forth in the Line of Credit Agreement or at such address as the Holder shall hereafter give to the Borrower by written notice made in accordance with the provisions of this Note. Whenever any amount expressed to be due by the terms of this Note is due on any day which is not a Business Day (as defined below), the same shall instead be due on the next succeeding day which is a Business Day and such additional time shall be included in the computation of Interest.

This Note evidences loans made by Holder to Borrower from time to time, subject to, and as provided in the Line of Credit Agreement. The unpaid principal balance of this Note at any time shall be the total amount advanced by Holder to Borrower, less the total amount of principal payments made hereon by Borrower. The date and amount of each Advance and each payment on account of principal thereof may be endorsed by Holder on the grid attached to and made a part of this Note, and when so endorsed shall represent evidence thereof binding upon Borrower in the absence of manifest error. Any failure by Holder to so endorse shall in no way mitigate or discharge the obligation of Borrower to repay any loans actually made. Borrower may prepay this Note in whole or in part at any time with all accrued interest to the date of prepayment.

Advances hereunder may be made, at the option of the Holder, subject to the limitations as to time and amount set forth in the Line of Credit Agreement. Any such Advance so made shall be conclusively presumed to have been made to or for the benefit of Borrower, and Borrower shall be liable in respect thereof when any such Advance is made in accordance with any such request or direction, or when deposited to any account of Borrower. Upon each Advance, Borrower shall deliver to Holder a certificate signed by its CEO and CFO representing to Holder that (i) all of the representations and warranties of Borrower set forth in this Note and in the Line of Credit Agreement are true and correct as of the date of such request as if made on and as of such date and (ii) on such date Borrower is not in breach of any of its covenants to Holder set forth in this Note, the Line of Credit Agreement, the Security Agreement or in any other document or instrument of Borrower to Holder and no Event of Default has occurred.

Except as expressly otherwise provided herein with respect to prepayments, all payments on this Note shall be applied to the payment of accrued interest and accrued reimbursement obligations with respect to Holder’s attorneys’ fees and expenses before being applied to the payment of principal. In the event that any other Required Cash Payment is due at any time that Holder receives a payment from Borrower on account of this Note or any such other Obligations, Holder may apply such payment to amounts due under this Note or any such other Required Cash Payments in such manner as Holder, in its discretion, elects, regardless of any instructions from Borrower to the contrary. The obligations of Borrower to Holder evidenced by this Note are secured by that certain Security Agreement (as defined in the Line of Credit Agreement) dated as of the date hereof.

This Note is subject to the following additional provisions:

Section 1. Certain Definitions. Capitalized terms used and not otherwise defined herein that are defined in that certain Line of Credit Agreement, of date even herewith, pursuant to which the Note was originally issued (the "Line of Credit Agreement" or the “Purchase Agreement”), shall have the meanings given such terms in the Line of Credit Agreement. For the purposes hereof, the following terms shall have the following meanings:

“1933 Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated hereunder.

“Bankruptcy Event” means any of the following events: (a) the Company or any Significant Subsidiary (as such term is defined in Rule 1-02(w) of Regulation S-X) thereof commences a case or other proceeding under any bankruptcy, reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar law of any jurisdiction relating to the Company or any Significant Subsidiary thereof; (b) there is commenced against the Company or any Significant Subsidiary thereof any such case or proceeding that is not dismissed within sixty (60) days after commencement; (c) the Company or any Significant Subsidiary thereof is adjudicated insolvent or bankrupt or any order of relief or other order approving any such case or proceeding is entered; (d) the Company or any Significant Subsidiary thereof suffers any appointment of any custodian or the like for it or any substantial part of its property that is not discharged or stayed within sixty (60) calendar days after such appointment; (e) the Company or any Significant Subsidiary thereof makes a general assignment for the benefit of creditors; (f) the Company or any Significant Subsidiary thereof calls a meeting of its creditors with a view to arranging a composition, adjustment or restructuring of its debts; or (g) the Company or any Significant Subsidiary thereof, by any act or failure to act, expressly indicates its consent to, approval of or acquiescence in any of the foregoing or takes any corporate or other action for the purpose of effecting any of the foregoing.

“Bloomberg” shall mean Bloomberg L.P.

"Business Day" shall mean any day other than a Saturday, Sunday or a day on which commercial banks in the City of New York, New York are authorized or required by law or executive order to remain closed.

“Buyer(s)” shall have the meaning ascribed to it in the Line of Credit Agreement.

“Closing Date” means the Trading Day when (i) all of the Holder’s Transaction Documents have been executed and delivered by the applicable parties thereto, (ii) all conditions precedent to the Company’s obligations to deliver the Securities have been satisfied or waived, and (iii) Holder shall have delivered the purchase price for the Note to the Company in accordance with the Line of Credit Agreement.

“Commission” means the Securities and Exchange Commission.

“Common Stock” means the Company’s shares of Common Stock, par value $0.0001.

“Common Stock Equivalents” shall have the meaning ascribed to it in the Line of Credit Agreement.

"Notes" shall be deemed to refer to this Note, as originally executed, or if later amended or supplemented, then as so amended or supplemented, all other notes issued pursuant to the Line of Credit Agreement and all notes issued in replacement hereof or thereof or otherwise with respect hereto or thereto.

"Eligible Market" shall have the meaning ascribed to it in the Line of Credit Agreement.

“Event of Default” shall have the meaning set forth in Section 7.

“Exempt Issuance” shall have the meaning ascribed to it in the Warrants.

“Holders” shall mean the Holder, and the other holders of Notes issued pursuant to the Line of Credit Agreement.

"Indebtedness" shall have the meaning ascribed to it in the Line of Credit Agreement.

“Interest” shall heave the meaning set forth in Section 2 below.

“Original Issue Date” shall mean the date of the first issuance of any Note regardless of the number of transfers of any particular Note.

“Permitted Indebtedness” means (a) Indebtedness evidenced by the Notes or issuances to the Holders as contemplated by the Transaction Documents; (b) the Indebtedness existing on the Original Issue Date as set forth on Schedule 9(bb) attached to the Line of Credit Agreement, provided that the principal amount thereof is not increased or the terms thereof are not otherwise amended or modified after the Closing Date; (c) Indebtedness to trade creditors incurred in the ordinary course of business not to exceed $1,000,000, in the aggregate, and (d) indebtedness that (i) is expressly junior and subordinated to the Notes pursuant to a written subordination agreement with the Holders that is acceptable to each Holder in its sole and absolute discretion, and (ii) matures at a date later than the Maturity Date (iii) has no prepayments or amortization payments prior to the Maturity Date of the Notes, and (iv) has a rate of interest no greater than the interest rate of the Notes. For purposes of clarification, it is expressly agreed and understood that the classification of Indebtedness as “Permitted Indebtedness” does not cause such Indebtedness to be exempted from (i) the Subsequent Issuance Adjustments (as defined in Section 6 below and as defined in the Warrants), (ii) the prohibition against the issuance of “Highly Dilutive Equity Securities” (as defined in the 2007 Securities Purchase Agreement), (iii) the Buyer’s Rights of Participation (as defined in Section 10(b) of the Line of Credit Agreement) or (iv) from any other provisions of the Transaction Documents, except that Permitted Indebtedness does constitute an exception to the Indebtedness Negative Covenant specified in Section 6(d) hereof.

“Permitted Liens” shall have the meaning ascribed to it in the Line of Credit Agreement.

"Person" means an individual, a limited liability company, a partnership, a joint venture, a corporation, a trust, an unincorporated organization, any other entity and a government or any department or agency thereof.

“Principal Market” shall have the meaning ascribed to it in the Line of Credit Agreement.

“Redemption” shall mean any redemption of the Note hereunder, including but not limited to a Redemption Upon Major Transaction, a Mandatory Redemption, and an Automatic Redemption.

“Redemption Amount” shall mean any amount that is payable to the Holder pursuant to a Redemption.

“Redemption Date” shall mean the date of any Redemption of the Note hereunder.

“Required Cash Payment” shall have the meaning set forth in Section 7(a) below.

“Required Holders” shall mean Holders holding at least seventy five percent (75%) of the then outstanding principal amount of Notes.

“Subsidiaries” shall have the meaning ascribed to it in the Line of Credit Agreement.

"Trading Day" shall mean any day on which the Common Sock is traded for any period on the Principal Market, or on the principal securities exchange or other securities market on which the Common Stock is then being traded.

“Transaction Documents” shall have the meaning ascribed to it in the Line of Credit Agreement.

“Variable Equity Securities” shall have the meaning ascribed to it in the Line of Credit Agreement.

 “Warrant” shall have the meaning ascribed to it in the Line of Credit Agreement.

“Warrant Shares” shall have the meaning ascribed to it in the Warrant.

Section 2. Interest. The Company shall pay interest (“Interest”) to the Holder on the aggregate then outstanding principal amount of this Note at the rate of thirteen percent (13%) per annum (the “Interest Rate”) from the Original Issue Date (as defined herein) until the same becomes due and payable, whether at maturity or upon acceleration or otherwise. Interest shall commence accruing on the Original Issue Date, shall be computed on the basis of a 365-day year and the actual number of days elapsed and shall be payable monthly (as further described below), in cash or, to the extent not yet paid, on the Maturity Date or upon acceleration in accordance with the terms hereof. Payments of Interest shall be due and payable (i) monthly, in arrears, on the first Business Day of each month after the Original Issue Date, occurring after the Original Issue Date, (ii) on each date that a payment is made to the Holder out of the Lockbox Account pursuant to the Line of Credit Agreement, (iii) on each Redemption Date, and (iv) on the Maturity Date (each such date, an “Interest Payment Date”).

Furthermore, upon the occurrence of an Event of Default, the Company will pay interest to the Holder, payable on demand, on the outstanding principal balance of and unpaid interest on the Note from the date of the Event of Default until such Event of Default is cured at the rate of the lesser of eighteen percent (18%) and the maximum applicable legal rate per annum.

Section 3. Rights Upon Major Transaction or Change of Entity Transaction.

(a) Definitions. For purposes hereof,

“Change of Entity Transaction” means a consolidation, merger, exchange of shares, recapitalization, reorganization, business combination or other similar event, in one or a series of transactions (A) following which the holders of Common Stock immediately preceding such consolidation, merger, exchange of shares, recapitalization, reorganization, business combination or other similar event either (1) no longer hold a majority of the shares of Common Stock of the Company or (2) no longer have the ability to elect the board of directors of the Company or (B) as a result of which shares of Common Stock shall be changed into (or the shares of Common Stock become entitled to receive) the same or a different number of shares of the same or another class or classes of stock or securities of the Company or another entity.

“Sufficient Trading Characteristics” shall mean that the average daily dollar trading volume of the common stock of such entity on its primary exchange or market is equal to or in excess of $100,000 for the 90th through the 31st day prior to the public announcement of the transaction in respect of which this definition shall be applied.

“Permissible Change of Entity Transaction” shall mean a Change of Entity Transaction where the Successor Entity (as defined below) (A) is a publicly traded company whose common stock is quoted on or listed for trading on an Eligible Market, (B) has Sufficient Trading Characteristics (as defined above) and (C) meets the Assumption Requirements (as required in Section 3(b) below), or any other Change of Entity Transaction with respect to which the Holder provides the Company with a Major Transaction Approval Notice (as defined in Section 3(d) below).

“Impermissible Change of Entity Transaction” shall mean a Change of Entity Transaction which does not qualify as a Permissible Change of Entity Transaction.

“Major Transaction” means

(i) an Impermissible Change of Entity Transaction; and

(ii) the sale or transfer of more than 40%, in the aggregate, of the properties or assets of the Company to another Person or Persons in any rolling 12 month period (an “Asset Sale”).

(b) Assumption Upon Permissible Change of Entity Transaction. The Company shall not, so long as any of the Notes remain outstanding, enter into or be party to a Change of Entity Transaction unless any Person purchasing the Company’s assets or Common Stock, or any successor entity resulting from such Change of Entity Transaction (in each case, an “Successor Entity”), assumes (an “Assumption”) in writing all of the obligations of the Company under the Note and the other Transaction Documents in accordance with the provisions of this Section 3(b) pursuant to written agreements in form and substance satisfactory to the Required Holders and approved by the Required Holders prior to such Change of Entity Transaction, including agreements to deliver to each holder of Notes in exchange for such Notes a security of the Successor Entity evidenced by a written instrument substantially similar in form and substance to the Note, including, without limitation, having a principal amount and interest rate equal to the principal amount and Interest rate of the Notes held by such Holder, and having similar priority to the Notes, and otherwise satisfactory to the Required Holders. Upon the occurrence of any Change of Entity Transaction, the Successor Entity shall succeed to, and be substituted for (so that from and after the date of such Change of Entity Transaction, the provisions of the Note referring to the "Company" shall refer instead to the Successor Entity), and may exercise every right and power of the Company and shall assume all of the obligations of the Company under the Note with the same effect as if such Successor Entity had been named as the Company herein. The provisions of this Section shall apply similarly and equally to successive Change of Entity Transactions. The requirements of this Section 3(b) are referred to herein as the “Assumption Requirements.”

(c) Notice of Transaction. At least thirty (30) days prior to the consummation of a Major Transaction or Change of Entity Transaction, but not prior to the public announcement of such transaction, the Company shall deliver written notice thereof via facsimile and overnight courier to the Holder (a "Transaction Notice"), which notice shall specify the nature and terms of the proposed transaction (including notice of whether or not such transaction constitutes a Major Transaction) and nature of the Successor Entity (if any).

(d)  Redemption Upon Major Transaction at Option of Holder. At any time during the period beginning after the Holder's receipt of a Transaction Notice and ending on the Trading Day immediately prior to the consummation of such Major Transaction, the Holder may require the Company to redeem (a “Redemption Upon Major Transaction”) all or any portion of the Holder’s Note by delivering written notice thereof ("Major Transaction Redemption Notice" or“Redemption Notice”) to the Company, which Major Transaction Redemption Notice shall indicate the aggregate principal amount of Notes (the “Redemption Principal Amount”) that the Holder is electing to be redeemed. Unless otherwise indicated by the Holder to the Company in writing, in the event that the holder does not provide a Major Transaction Redemption Notice to the Company, the Holder shall be deemed to have delivered a Major Transaction Redemption Notice, on the last day such notice is allowable, requiring the Company to redeem 100% of the Holder’s Note. The Redemption Principal Amount of Notes subject to redemption pursuant to this Section 3(d) shall be redeemed by the Company in cash at a price (the "Major Transaction Redemption Price") equal to the sum of (A) 120% multiplied by the Redemption Principal Amount being redeemed plus, plus (B) any accrued and unpaid Interest to the Redemption Date, and any other Required Cash Payments (such amounts in addition to the Redemption Principal Amount are referred to herein as the “Supplementary Amounts”).

(e) Mechanics of Redemptions Upon Major Transactions. Redemptions Upon Major Transactions required by this Section 3 shall be made in accordance with the provisions of Section 9 and shall have priority to payments to shareholders in connection with a Major Transaction. To the extent redemptions required by this Section 3(e) are deemed or determined by a court of competent jurisdiction to be prepayments of the Note by the Company, such redemptions shall be deemed to be voluntary prepayments. The parties hereto agree that in the event of the Company's failure to redeem any portion of the Note under this Section 3, the Holder's damages would be uncertain and difficult to estimate because of the parties' inability to predict future interest rates and the uncertainty of the availability of a suitable substitute investment opportunity for the Holder. Accordingly, any redemption premium due under Section 3(d) is intended by the parties to be, and shall be deemed, a reasonable estimate of the Holder's actual loss of its investment opportunity and not as a penalty.

Section 4. Automatic Redemption at End of Term.

(a) Automatic Redemption at End of Term. Any Note that has not been subjected to a Default Notice by midnight, New York City time, on the Maturity Date (the “Automatic Redemption Date”), shall be automatically redeemed (“Automatic Redemption”) for a redemption price, in cash, equal to the outstanding principal amount of this Note, plus all accrued and unpaid Interest, and other Required Cash Payments (the “Automatic Redemption Amount”). The Automatic Redemption Amount shall be due and payable within five (5) Business Days of the Automatic Redemption Date.

Section 5. Senior Debt; Secured Obligation.

(a) Senior Debt; Priority. The Notes shall constitute senior debt of the Company. There is no debt currently outstanding that is senior to the Notes. Except as otherwise expressly set forth in the Line of Credit Agreement or the Security Agreement, (i) all future debt issued by the Company or any Subsidiary shall be subordinated and junior to the Notes, and (ii) neither the Company nor any Subsidiary shall, without the prior written permission of the Holder hereof, issue any other debt that is senior to, or pari passu with in right of priority, the Notes or grant any security interest with respect to the Collateral (as defined in the Security Agreement). From the Original Issue Date of the Notes through the date that all of the Notes have been paid in full, before entering into, or permitting any Subsidiary to enter into, any future debt with a third party, the Company shall first obtain a subordination agreement, satisfactory to Holder, from the proposed debt holder.

(b) Secured Obligation. The obligations of the Company under this Note are secured by the Collateral pursuant to the Security Agreement and the Intellectual Property Security Agreement (“Security Agreement”) of date even herewith, between the Company, certain of the Subsidiaries of the Company and the Secured Parties (as defined therein).

Section 6. Certain Negative Covenants; Miscellaneous. Without the prior written consent of the Required Holders, for so long as any of the Notes remain Outstanding, the Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly:

(a) (i) pay, declare or set apart for such payment, any dividend or other distribution (whether in cash, property or other securities) on shares of capital stock or (ii) directly or indirectly or through any Subsidiary make any other payment or distribution in respect of its capital stock. For purposes hereof, each Note or any portion thereof shall be deemed to be “Outstanding” until such time as it has been redeemed or otherwise satisfied in accordance with its terms.

(b) redeem, repay, repurchase or otherwise acquire (whether for cash or in exchange for property or other securities or otherwise) in any one transaction or series of related transactions any shares of capital stock of the Company or any warrants, rights or options to purchase or acquire any such shares, other than as to the Warrant Shares as permitted under the Transaction Documents.

(c) by amendment of its charter documents, including but not limited to the Articles of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities, or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of the Note, and will at all times in good faith carry out all of the provisions of the Note and take all action as may be required to protect the rights of the Holder of the Note.

 (d) other than Permitted Indebtedness (as defined herein), enter into, create, incur, assume, guarantee or suffer to exist any indebtedness for borrowed money of any kind, including but not limited to, a guarantee, on or with respect to any of its property or assets now owned or hereafter acquired or any interest therein or any income or profits therefrom (the “Indebtedness Negative Covenant”);

(e) other than Permitted Liens, enter into, create, incur, assume or suffer to exist any mortgage, lien, pledge, charge, security interest or other encumbrance upon or in any property or assets (including accounts and contract rights) owned by the Company or any of its Subsidiaries (collectively, "Liens") of any kind, on or with respect to any of its property or assets now owned or hereafter acquired or any interest therein or any income or profits therefrom;

 (f) enter into any transaction with any Affiliate (as defined in the Line of Credit Agreement) of the Company;

(g) redeem, defease, repurchase, repay or make any payments in respect of, by the payment of cash or cash equivalents (in whole or in part, whether by way of open market purchases, tender offers, private transactions or otherwise), all or any portion of any Indebtedness, whether by way of payment in respect of principal of (or premium, if any) or interest on such Indebtedness, if at the time such payment is due or is otherwise made or after giving effect to such payment, an event constituting, or that with the passage of time and without being cured would constitute, an Event of Default has occurred and is continuing;

(h) make any payment on any indebtedness owed to officers, directors or Affiliates, other than regularly scheduled payments on the currently outstanding indebtedness as of the date hereof owed to officers, directors or Affiliates disclosed in Schedule 6(h);

(i)  make any payment to a Holder or any Affiliate thereof whether in the form of cash, securities or other consideration, in respect of any consent, waiver or other accommodation, or enter into any consulting or other similar arrangement with a Holder or any Affiliate thereof; or

(j) enter into any agreement with respect to any of the foregoing.

Section 7. Events of Default.

Unless waived by the Required Holders, each of the following events shall be considered to be an "Event Of Default":

(a) Failure to Make Cash Payments When Due. The Company fails to pay (each, a “Payment Failure”) any cash payments due to the Holder under the terms of this Note when due under this Note, whether on an Interest Payment Date, the Maturity Date, upon mandatory or requested prepayment, upon acceleration, upon an Event of Default, or upon any Redemption, or otherwise or fails to pay any redemption price, or other cash payments that are due and owing under this Note, the Line of Credit Agreement, a Warrant or any other Transaction Document when due, including but not limited to all accrued and unpaid Interest and Redemption Amounts, and accrued and unpaid Interest thereon (each cash payment referred to above is referred to as a “Required Cash Payment”), or fails to pay any late fees accrued on any of the above, and such Payment Failure continues for a period of five (5) days after the applicable due date; or

(b) Exercise of Warrants and Delivery of the Shares. The Company (i) fails to issue and deliver shares of Common Stock to the Holder upon exercise by the Holder of the exercise rights of the Holder in accordance with the terms of the Warrant by the fifth (5th) Business Day after the Exercise Date, or (ii) fails for a period of five (5) Business days to transfer or cause its Transfer Agent to transfer (electronically or in certificated form) any certificate for shares of Common Stock issued or issuable to the Holder upon exercise of the Warrant as and when required by the terms of the Warrant; or

(c) Breach of Covenants.  The Company breaches any representation, warranty, covenant or other term or condition of this Note, or any of the other Transaction Documents in any respect, and such breach is not cured by the earlier to occur of (i) five (5) Business Days after written notice of such breach to the Company from the Holder and (ii) ten (10) Business Days after the Company has become or should have become aware of such breach; or

(d) Breach of Representations and Warranties.  Any representation or warranty of the Company made herein, in any of the Transaction Documents or in any agreement, statement or certificate given in writing pursuant hereto (including, without limitation, pursuant to the Line of Credit Agreement, the Security Agreement and the Warrants), shall be false or misleading in any material respect when made and the breach of which has a material adverse effect on the rights of the Holder with respect to this Note, the Line of Credit Agreement, the Security Agreement or the Warrants; or

(e) Receiver or Trustee.  The Company or any Subsidiary of the Company shall make an assignment for the benefit of creditors, or apply for or consent to the appointment of a receiver or trustee for it or for a substantial part of its property or business, or such a receiver or trustee shall otherwise be appointed; or

(f) Bankruptcy. Bankruptcy, insolvency, reorganization or liquidation proceedings or other proceedings for relief under any bankruptcy law or any law for the relief of debtors shall be instituted by or against the Company or any "Significant Subsidiary" (as defined in Rule 1-02(w) of Regulation S-X promulgated under the 1933 Act) of the Company, or the Company or any Significant Subsidiary shall otherwise be subject to a Bankruptcy Event; or

(g) Delisting of Common Stock. A Delisting Event (as defined below) occurs and remains uncured for a period of 10 Trading days, where a “Delisting Event” means that the Common Stock is not listed or traded with an Eligible Market; or

(h) Failure to Authorize and Reserve Common Stock. A Share Authorization Failure (as defined in the Warrant) occurs; or

(i) Legend Removal Failure. A Legend Removal Failure (as defined below) occurs and remains uncured for a period of five (5) Business Days, where “Legend Removal Failure” means a failure by the Company to issue Warrant Shares without restrictive legends or to remove restrictive legends from Warrant Shares when so required (or to withdraw any stop transfer instructions in respect thereof), in each case pursuant to Section 6 of the Line of Credit Agreement or otherwise pursuant to the Warrant or any of the other Transaction Documents; or

(j) Corporate Existence; Major Transaction. The Company has effected a Major Transaction without paying the Major Transaction Redemption Price to the Holder pursuant to Section 3 or, if the Holder did not elect a Redemption Upon Major Transaction (if applicable), the Company has failed to meet the Assumption Requirements of Section 3(b) prior to effecting a Change of Entity Transaction; or

(k) Breach of Securities Issuance Restrictions, Limited Issuances, Rights of Participation or Securities Exchange Rights. A breach of Section 10(b) or Section 10(j) of the Line of Credit Agreement occurs; or

(l) Impermissible Liens; Security. Any security interest in the Collateral, ceases to be in effect or to be properly perfected as and when required by the terms of this Note, the Line of Credit Agreement or the Security Agreement, or the Company creates or suffers to exist any Lien upon any of its properties, except for Permitted Liens; or

(m) Failure to Comply With Dispute Resolution Procedures. The Company has failed to comply in good faith with the Dispute Resolution Procedures (as defined in the Warrant), and such failure continues for an additional ten (10) days after the Holder provides written notice (a “Dispute Resolution Procedure Demand”) to the Company that such performance by the Company is required; or

(n) Cross-Default. The Company defaults in the payment when due on any indebtedness, individually or in the aggregate, in excess of $175,000; or

(o) Litigation. One or more judgments is rendered against the Company or any of its Subsidiaries for an amount, individually or in the aggregate, in excess of $175,000.

Section 8. Mandatory Redemption.

(a) Mandatory Redemption. If any Event of Default shall occur then, upon the occurrence and during the continuation of such Event of Default, at the option of the Holder, such option exercisable through the delivery of written notice to the Company by such Holders (the "Default Notice"), the Note shall accelerate and become immediately due and payable and the Company shall pay to the Holder (a “Mandatory Redemption”), in full satisfaction of its obligations hereunder, an amount (such amount referred to herein as the "Default Amount" or the “Mandatory Redemption Amount”) equal to the product of 120% of the sum of

(x) the aggregate outstanding principal amount of this Note, PLUS

(y) all accrued and unpaid Interest thereon for the period beginning on the Original Issue Date and ending on the date of payment of the Default Amount (the "Default Payment Date"), PLUS

(z) all accrued and unpaid Required Cash Payments, if any.

Notwithstanding the occurrence of an Event of Default, any Required Cash Payments shall continue to accrue. Five (5) Business Days after the Company’s receipt of the Holder’s Default Notice (the “Default Amount Due Date”), the Default Amount, together with all other amounts payable hereunder, shall become due and payable, all without demand, presentment or notice, all of which hereby are expressly waived, together with all costs, including, without limitation, legal fees and expenses, of collection, and the Holder shall be entitled to exercise all other rights and remedies available at law or in equity.

To the extent redemptions required by this Section 8 are deemed or determined by a court of competent jurisdiction to be prepayments of the Note by the Company, such redemptions shall be deemed to be voluntary prepayments. If the Company is unable to redeem all of the Note submitted for redemption, the Company shall redeem a pro rata amount from each Holder based on the principal amount of the Note submitted for redemption by such Holder relative to the total principal amount of Notes submitted for redemption by all Holders.

Upon the payment in full of the Mandatory Redemption Amount, the Holder shall promptly surrender this Note to or as directed by the Company (or, if applicable, shall submit a signed notice that such Note has been lost, stolen or destroyed). In connection with such acceleration described herein, the Holder need not provide, and the Company hereby waives, any presentment, demand, protest or other notice of any kind, and the Holder may immediately and without expiration of any grace period enforce any and all of its rights and remedies hereunder and all other remedies available to it under applicable law. Such acceleration may be rescinded and annulled by Holder at any time prior to payment hereunder and the Holder shall have all rights as a holder of the Note until such time, if any, as the Holder receives full payment pursuant to this Section 8. No such rescission or annulment shall affect any subsequent Event of Default or impair any right consequent thereon.

(b) Redemption by Other Holders. Upon the Company's receipt of notice from any of the other holders of the Notes for redemption or repayment as a result of an event or occurrence of an Event of Default or a Major Transaction (each, an "Other Redemption Notice"), the Company shall immediately, but no later than one (1) Business Day of its receipt thereof, forward to all other Holders by facsimile a copy of such Other Redemption Notices. If the Company receives one or more Other Redemption Notices, during the period beginning on and including the date which is three (3) Business Days prior to the Company's receipt of the Holder's Redemption Notice and ending on and including the date which is three (3) Business Days after the Company's receipt of the Holder's Redemption Notice, and the Company is unable to redeem all principal, interest and other amounts designated in such Redemption Notice and such Other Redemption Notices received during such seven (7) Business Day period, then the Company shall redeem a pro rata amount from each holder of the Notes (including the Holder) based on the principal amount of the Notes submitted for redemption pursuant to such Redemption Notice and such Other Redemption Notices received by the Company during such seven (7) Business Day period.

Section 9. Holder’s Redemptions.

(a) Mechanics of Holder’s Redemptions. The Holder shall submit this Note to the Company upon the closing of a Major Transaction. In the event of a redemption of less than all of the outstanding principal amount of this Note, the Company shall promptly cause to be issued and delivered to the Holder a new Note representing the outstanding principal amount which has not been redeemed.

(b)  Maximum Interest Rate. To the extent that the redemption premium for any Redemption is deemed to constitute a payment of interest under applicable law, the amount of such premium shall not exceed the maximum rate permitted by applicable law.

Section 10. Late Payment Fees.

Any accrued amount under the Transaction Documents, whether principal, Interest, a Redemption Amount, Default Amount, or otherwise, which is not paid within three Business Days of the date due shall result in a late charge being incurred and payable by the Company in an amount equal to interest on such amount at the rate of eighteen (18%) per annum or the maximum rate permitted by applicable law, which shall accrue from the date such amount was due until the same is paid in full ("Late Payment Fees").

Section 11. Maximum Rate of Interest. Nothing contained herein or in any document referred to herein or delivered in connection herewith shall be deemed to establish or require the payment of a rate of interest or other charges in excess of the maximum permitted by applicable law. In the event that the rate of interest or dividends required to be paid or other charges hereunder exceed the maximum permitted by such law, any payments in excess of such maximum shall be credited against amounts owed by the Company to the Holder and thus refunded to the Company.

Section 12.  Miscellaneous.

(a) Failure or Indulgence Not Waiver.  No failure or delay on the part of the Holder in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privileges. All rights and remedies existing hereunder are cumulative to, and not exclusive of, any rights or remedies otherwise available.

(b) Notices.  Any notice herein required or permitted to be given shall be in writing and may be personally served or delivered by courier or sent by United States mail and shall be deemed to have been given upon receipt if personally served (which shall include telephone line facsimile transmission) or sent by courier or five (5) days after being deposited in the United States mail, certified, with postage pre-paid and properly addressed, if sent by mail. For the purposes hereof, the address of the Holder shall be as shown on the records of the Company; and the address of the Company shall be as follows: Alternative Construction Technologies, Inc., Attn: Michael W. Hawkins, CEO & President, 2910 Bush Drive, Melbourne, FL 32935, United States, Phone: 321-421-6601, Fax: 321-421-6609. Both the Holder and the Company may change the address for service by service of written notice to the other as herein provided. The Company shall provide the Holder with prompt written notice of all actions taken pursuant to this Note, including in reasonable detail a description of such action and the reason therefore

(c) Payments.  Whenever any payment of cash is to be made by the Company to any Person pursuant to this Note or otherwise pursuant to the Transaction Documents, such payment shall be made in lawful money of the United States of America by a check drawn on the account of the Company and sent via overnight courier service to such Person at such address as previously provided to the Company in writing (which address, in the case of each of the Buyers, shall initially be as set forth on the Schedule of Buyers attached to the Line of Credit Agreement); provided that the Holder may elect to receive a payment of cash via wire transfer of immediately available funds by providing the Company with prior written notice setting out such request and the Holder's wire transfer instructions.  Whenever any amount expressed to be due by the terms of this Note is due on any day which is not a Business Day, the same shall instead be due on the next succeeding day which is a Business Day and, in the case of any Interest Payment Date which is not the date on which this Note is paid in full, the extension of the due date thereof shall not be taken into account for purposes of determining the amount of Interest due on such date.

(d) Amendments. Except as otherwise expressly provided herein, the Notes, and any provision hereof or thereof may only be amended by an instrument in writing signed by the Company and each of the Holders.

(e) Assignability. This Note shall be binding upon the Company and its successors and assigns, and shall inure to be the benefit of the Holder and its successors and assigns.

(f) Payment of Collection, Enforcement and Other Costs. If (i) this Note is placed in the hands of an attorney for collection or enforcement or is collected or enforced through any legal proceeding or the Holder otherwise takes action to collect amounts due under this Note or to enforce the provisions of this Note or (ii) there occurs any bankruptcy, reorganization, receivership of the Company or other proceedings affecting Company creditors' rights and involving a claim under this Note, then the Company shall pay the costs incurred by the Holder for such collection, enforcement or action or in connection with such bankruptcy, reorganization, receivership or other proceeding, including, but not limited to, attorneys' fees and disbursements.

(g) Governing Law; Equitable Relief. All questions concerning the construction, validity, enforcement and interpretation of this Note or the Transaction Documents shall be governed by and construed and enforced in accordance with the internal laws of the State of New York, without regard to the principles of conflicts of law thereof. Each party agrees that all legal proceedings concerning the interpretations, enforcement and defense of the transactions contemplated by this Agreement and any other Transaction Documents (whether brought against a party hereto or its respective affiliates, directors, officers, shareholders, employees or agents) shall be commenced exclusively in the state and federal courts sitting in the City of New York. Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in the City of New York, borough of Manhattan for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein (including with respect to the enforcement of any of the Transaction Documents), and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is improper or is an inconvenient venue for such proceeding. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any other manner permitted by law. The parties hereby waive all rights to a trial by jury. If either party shall commence an action or proceeding to enforce any provisions of the Transaction Documents, then the prevailing party in such action or proceeding shall be reimbursed by the other party for its reasonable attorneys’ fees and other costs and expenses incurred with the investigation, preparation and prosecution of such action or proceeding.

(h) Certain Amounts. Whenever pursuant to this Note the Company is required to pay an amount in excess of the principal amount of the outstanding Note (or the portion thereof required to be paid at that time) plus accrued and unpaid Interest (including but not limited to any Required Cash Payments), the Company and the Holder agree that the actual damages to the Holder from the receipt of cash payment on this Note may be difficult to determine and the amount to be so paid by the Company represents stipulated damages and not a penalty. The Company and the Holder hereby agree that such amount of stipulated damages is not plainly disproportionate to the possible loss to the Holder from the receipt of a cash payment without the opportunity to convert this Note into shares of Common Stock.

(i) Purchase Agreement. By its acceptance of the Note, the Holder agrees to be bound by the applicable terms of the Line of Credit Agreement.

(j) Notice of Corporate Events.  The Company shall provide the Holder with prior notification of any meeting of the Company's shareholders (and copies of proxy materials and other information sent to shareholders). In the event the Company takes a record of its shareholders for the purpose of determining shareholders who are entitled to receive payment of any dividend or other distribution, any right to subscribe for, purchase or otherwise acquire (including by way of merger, consolidation, reclassification or recapitalization) any share of any class or any other securities or property, or to receive any other right, or for the purpose of determining shareholders who are entitled to vote in connection with any proposed sale, lease or conveyance of all or substantially all of the assets of the Company or any proposed liquidation, dissolution or winding up of the Company, the Company shall mail a notice to the Holder, at least twenty (20) days prior to the record date specified therein (or thirty (30) days prior to the consummation of the transaction or event, whichever is earlier), of the date on which any such record is to be taken for the purpose of such dividend, distribution, right or other event, and a brief statement regarding the amount and character of such dividend, distribution, right or other event to the extent known at such time. The Company shall make a public announcement of any event requiring notification to the Holder hereunder substantially simultaneously with the notification to the Holder in accordance with the terms of this Section 12(j).

(k) Remedies. The remedies provided in this Note shall be cumulative and in addition to all other remedies available under this Note and the other Transaction Documents, at law or in equity (including a decree of specific performance and/or other injunctive relief), and nothing herein shall limit the right of the Holder right to pursue actual damages for any failure by the Company to comply with the terms of this Note or any of the Transaction Documents. The Company acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to the Holder, by vitiating the intent and purpose of the transaction contemplated hereby. Accordingly, the Company acknowledges that the remedy at law for a breach of its obligations under this Note will be inadequate and agrees, in the event of a breach or threatened breach by the Company of the provisions of this Note or the other Transaction Documents, that the Holder shall be entitled, in addition to all other available remedies at law or in equity, to an injunction or injunctions restraining, preventing or curing any breach of the Note and the other Transaction Documents and to enforce specifically the terms and provisions thereof, without the necessity of showing economic loss and without any bond or other security being required. No payment shall be made to any Holder in respect of any amendment, waiver, or consent without making such payment to all such Holders.

(l) Construction; Headings. This Note shall be deemed to be jointly drafted by the Company and all the Purchasers and shall not be construed against any person as the drafter hereof.  The headings of this Note are for convenience of reference and shall not form part of, or affect the interpretation of, this Note.

IN WITNESS WHEREOF, Company has caused the Note to be signed in its name by its duly authorized officer this 8th day of May, 2008.

COMPANY: Alternative Construction Technologies, Inc. By:___________________________________ Print Name: ____________________________ Title: _________________________________

ADVANCES AND PAYMENTS OF PRINCIPAL

Date	Advance No.	Amount of Advance	Payments	Amount of Principal Balance